CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Medium-Term Notes, Series B	$3,000,000.00	$0.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

(2) A registration fee of $278.10 was previously paid (Accession No. 0000914121-21-006834).

PRICING SUPPLEMENT ADDENDUM Dated December 2, 2021 to Pricing Supplement dated October 21, 2021 (To Prospectus dated February 24, 2021 and Product Supplement dated February 24, 2021)	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-253432

UBS AG Trigger Autocallable Contingent Yield Notes

Linked to the common stock of The Boston Beer Company, Inc. due October 26, 2023

This pricing supplement addendum relates to the Trigger Autocallable Contingent Yield Notes linked to the common stock of The Boston Beer Company, Inc. due October 26, 2023 (the “Notes”) previously issued by UBS AG (CUSIP: 90285B755 / ISIN: US90285B7551).

The actual underwriting discount per Note was $0.20 (2.00%). As a result, the pricing supplement dated October 21, 2021 and the other offering documents incorporated by reference therein provide the specific terms of your Notes other than the underwriting discount, issue price to public, and proceeds to UBS AG, which instead are reflected below.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of The Boston Beer Company, Inc.	$3,000,000.00	$10.00	$60,000.00	$0.20	$2,940,000.00	$9.80
UBS Investment Bank	UBS Securities LLC